SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549



                          SCHEDULE 13G
                         (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                          RULE 13d-2(b)
                       (Amendment No. __)


                     Plumtree Software, Inc.
                     -----------------------
                        (Name of Issuer)

                          Common Stock
                          ------------
                  (Title of Class of Securities)

                          72940Q-10-4
                          -----------
                         (CUSIP Number)

                        December 31, 2002
                        -----------------
        (Date of Event Which Requires Filing of This Statement)



          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                  Page 2 of 14



 1    Name Of Reporting Person              H&Q PLUMTREE INVESTORS, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]

                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                               California

                    5    Sole Voting Power

                                  -0-

    NUMBER OF       6    Shared Voting Power
     SHARES
  BENEFICIALLY
  OWNED BY EACH                2,809,928
    REPORTING
   PERSON WITH      7    Sole Dispositive Power

                                  -0-

                    8    Shared Dispositive Power

                               2,809,928

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                               2,809,928

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                        [ ]


 11    Percent Of Class Represented By Amount In Row 9

                                  9.5%

 12    Type Of Reporting Person*
                                   PN


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                  Page 3 of 14



 1    Name Of Reporting Person                    TODD U.S. VENTURES LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]

                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                                 Texas

                    5    Sole Voting Power

                                  -0-

    NUMBER OF       6    Shared Voting Power
     SHARES
  BENEFICIALLY
  OWNED BY EACH                2,809,928
    REPORTING
   PERSON WITH      7    Sole Dispositive Power

                                  -0-

                    8    Shared Dispositive Power

                               2,809,928

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                               2,809,928

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                        [ ]


 11    Percent Of Class Represented By Amount In Row 9

                                  9.5%

 12    Type Of Reporting Person*
                                   OO


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                  Page 4 of 14



 1    Name Of Reporting Person   H&Q PLUMTREE INVESTMENT MANAGEMENT, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]

                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                               California

                    5    Sole Voting Power

                                  -0-

    NUMBER OF       6    Shared Voting Power
     SHARES
  BENEFICIALLY
  OWNED BY EACH                2,809,928
    REPORTING
   PERSON WITH      7    Sole Dispositive Power

                                  -0-

                    8    Shared Dispositive Power

                               2,809,928

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                               2,809,928

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                        [ ]


 11    Percent Of Class Represented By Amount In Row 9

                                  9.5%

 12    Type Of Reporting Person*
                                   OO


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                  Page 5 of 14



 1    Name Of Reporting Person          H&Q TODD VENTURES MANAGEMENT LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]

                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                               California

                    5    Sole Voting Power

                                  -0-

    NUMBER OF       6    Shared Voting Power
     SHARES
  BENEFICIALLY
  OWNED BY EACH                2,809,928
    REPORTING
   PERSON WITH      7    Sole Dispositive Power

                                  -0-

                    8    Shared Dispositive Power

                               2,809,928

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                               2,809,928

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                        [ ]


 11    Percent Of Class Represented By Amount In Row 9

                                  9.5%

 12    Type Of Reporting Person*
                                   OO


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                  Page 6 of 14



 1    Name Of Reporting Person                     GRANITE VENTURES, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]

                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                                California

                     5    Sole Voting Power

                                   -0-

     NUMBER OF       6    Shared Voting Power
      SHARES
   BENEFICIALLY
   OWNED BY EACH                2,809,928
     REPORTING
    PERSON WITH      7    Sole Dispositive Power

                                   -0-

                     8    Shared Dispositive Power

                                2,809,928

   9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                2,809,928

  10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
        Shares*                                                        [ ]


  11    Percent Of Class Represented By Amount In Row 9

                                   9.5%

  12    Type Of Reporting Person*
                                    OO


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                  Page 7 of 14



 1    Name Of Reporting Person                             RUPEN DOLASIA

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]

                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                              United States

                     5    Sole Voting Power

                                   -0-

     NUMBER OF       6    Shared Voting Power
      SHARES
   BENEFICIALLY
   OWNED BY EACH                2,809,928
     REPORTING
    PERSON WITH      7    Sole Dispositive Power

                                   -0-

                     8    Shared Dispositive Power

                                2,809,928

   9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                2,809,928

  10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
        Shares*                                                        [ ]


  11    Percent Of Class Represented By Amount In Row 9

                                   9.5%

  12    Type Of Reporting Person*
                                    IN


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                  Page 8 of 14



 1    Name Of Reporting Person                          EUGENE EIDENBERG

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]

                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                              United States

                     5    Sole Voting Power

                                   -0-

     NUMBER OF       6    Shared Voting Power
      SHARES
   BENEFICIALLY
   OWNED BY EACH                2,809,928
     REPORTING
    PERSON WITH      7    Sole Dispositive Power

                                   -0-

                     8    Shared Dispositive Power

                                2,809,928

   9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                2,809,928

  10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
        Shares*                                                        [ ]


  11    Percent Of Class Represented By Amount In Row 9

                                   9.5%

  12    Type Of Reporting Person*
                                    IN


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                  Page 9 of 14



 1    Name Of Reporting Person                       STANDISH H. O'GRADY

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]

                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                              United States

                     5    Sole Voting Power

                                   -0-

     NUMBER OF       6    Shared Voting Power
      SHARES
   BENEFICIALLY
   OWNED BY EACH                2,809,928
     REPORTING
    PERSON WITH      7    Sole Dispositive Power

                                   -0-

                     8    Shared Dispositive Power

                                2,809,928

   9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                2,809,928

  10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
        Shares*                                                        [ ]


  11    Percent Of Class Represented By Amount In Row 9

                                   9.5%

  12    Type Of Reporting Person*
                                    IN


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                 Page 10 of 14


Item 1(a).  Name of Issuer.

            Plumtree Software, Inc. (the "Issuer").

Item 1(b).  Address of Issuer's Principal Executive Offices.

            500 Sansome Street, San Francisco, CA  94104.

Item 2(a).  Names of Persons Filing.

            Reference is made to Item 1 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(b).  Address of Principal Business Office or, if none, Residence.

            The address of each reporting person is One Bush Street, San Francisco, California 94104.

Item 2(c).  Citizenship.

            Reference is made to Item 4 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities.

            Common Stock.

Item 2(e).  CUSIP Number.

            72940Q-10-4

Item 3.     Type of Reporting Person.

            Not applicable.

Item 4.     Ownership.

            Reference is made to Items 5-9 and 11 of each of the cover pages to this Schedule, which Items are incorporated by reference herein. According to information provided by the Issuer, there were 29,432,665 shares of Common Stock issued and outstanding as of December 31, 2002.
At December 31, 2002, the reporting persons directly owned the following shares of Common Stock:

                                            Common Stock
            Person                        Directly Owned
            ------                        --------------

            H&Q Plumtree Investors, L.P.     2,666,145

            Todd U.S. Ventures LLC             143,783
                                             ---------

            TOTAL                            2,809,928
                                             =========


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                 Page 11 of 14


            Because voting and investment decisions concerning the above securities may be made by or in conjunction with the other reporting persons, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

            Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of
            Another Person.

            Not applicable.

Item 7.     Identification and Classification of the Subsidiary
            Which Acquired the Security Being Reported on by the
            Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable.

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CUSIP No. 72940Q-10-4         SCHEDULE 13G                 Page 12 of 14


                            Signature

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 10, 2003.


H&Q PLUMTREE INVESTORS, L.P.   H&Q TODD VENTURES MANAGEMENT LLC


By:________/s/_____________    By:________/s/__________________
   Jackie A. Berterretche         Jackie A. Berterretche
   Attorney-in-Fact               Attorney-in-Fact


TODD U.S. VENTURES LLC         GRANITE VENTURES, LLC


By:________/s/_____________    By:________/s/__________________
   Jackie A. Berterretche         Jackie A. Berterretche
   Attorney-in-Fact               Attorney-in-Fact


H&Q PLUMTREE INVESTMENT        RUPEN DOLASIA
MANAGEMENT, LLC

By:________/s/_____________    By:________/s/__________________
   Jackie A. Berterretche         Jackie A. Berterretche
   Attorney-in-Fact               Attorney-in-Fact


                               EUGENE EIDENBERG


                               By:________/s/__________________
                                  Jackie A. Berterretche
                                  Attorney-in-Fact

                               STANDISH H. O'GRADY


                               By:________/s/__________________
                                  Jackie A. Berterretche
                                  Attorney-in-Fact


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                 Page 13 of 14



                          EXHIBIT INDEX



Exhibit A            Joint Filing Undertaking              Page 14


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CUSIP No. 72940Q-10-4         SCHEDULE 13G                 Page 14 of 14



                    JOINT FILING UNDERTAKING

          The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule and any subsequent amendment jointly on behalf of each of such parties.


DATED:  February 10, 2003.


H&Q PLUMTREE INVESTORS, L.P.   H&Q TODD VENTURES MANAGEMENT LLC


By:________/s/_____________    By:________/s/__________________
   Jackie A. Berterretche         Jackie A. Berterretche
   Attorney-in-Fact               Attorney-in-Fact


TODD U.S. VENTURES LLC         GRANITE VENTURES, LLC


By:________/s/_____________    By:________/s/__________________
   Jackie A. Berterretche         Jackie A. Berterretche
   Attorney-in-Fact               Attorney-in-Fact


H&Q PLUMTREE INVESTMENT        RUPEN DOLASIA
MANAGEMENT, LLC

By:________/s/_____________    By:________/s/__________________
   Jackie A. Berterretche         Jackie A. Berterretche
   Attorney-in-Fact               Attorney-in-Fact


                               EUGENE EIDENBERG


                               By:________/s/__________________
                                  Jackie A. Berterretche
                                  Attorney-in-Fact

                               STANDISH H. O'GRADY


                               By:________/s/__________________
                                  Jackie A. Berterretche
                                  Attorney-in-Fact